LONESTAR ANNOUCES EAGLE FORD SHALE JOINT DEVELOPMENT AGREEMENT

Fort Worth, Texas, February 26, 2020 - Lonestar Resources US Inc. (NASDAQ: LONE) (together with its subsidiaries, "Lonestar," "our" or the "Company") announced that it has entered into a Joint Development Agreement ("JDA") in Gonzales County with one of the largest producers in the Eagle Ford Shale which encompasses an Area of Mutual Interest ("AMI") totaling approximately 15,000 acres.

The agreement calls for Lonestar to operate a minimum of 3 to 4 Eagle Ford Shale wells annually on behalf of the two companies through 2022 that are intended to hold-by-production ("HBP") approximately 6,000 gross acres within the AMI. The agreement gives Lonestar’s partner the option to participate in each well with a 50% WI or to participate via a carried working interest that ranges from approximately 9-17%, depending on location. The JDA, which requires lower levels of annual gross drilling activity than Lonestar has engaged in on its own since becoming active in Gonzales County in 2016, provides significant benefits for both parties.

For Lonestar, the Joint Development Agreement significantly expands and consolidates the leasehold footprint associated with its prolific Hawkeye area, which is Lonestar’s oiliest asset. Collectively, the JDA allows for the two companies to consolidate their respective positions into a single development plan which should: 1) maximize lateral lengths; 2) optimize economic returns; and 3) efficiently HBP the combined leasehold with the fewest number of wells. Further, the JDA will allow Lonestar to increase its inventory of gross drilling locations by roughly 50% in the Hawkeye area to a total of 32 while delivering average lateral lengths of over 9,500’, with many locations exceeding 12,000’. The benefits outlined above illustrate how the JDA provides a clear path for efficiently developing Lonestar’s ever-growing leasehold in the Cyclone/Hawkeye area. When combined with Lonestar’s recent leasehold acquisitions, the ability to jointly develop adjacent leasehold with our partner generates a positive impact to our proved and probable reserves, which total 9.1 million BOE (86% of which is crude oil) and generates an increase in SEC-PV-10 of $92 million.

Lonestar's Chief Executive Officer, Frank D. Bracken, III commented, "This venture is a win-win for both parties and is illustrative of how Lonestar continues to leverage its drilling and completion prowess into new growth opportunities without upfront capital. Further, the venture provides a clear path of development for our Cyclone/Hawkeye asset, which is the oiliest asset in the Company, and now encompasses 72 long-lateral drilling locations that offer highly attractive returns at current commodity prices."

About Lonestar
Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.

Cautionary Note Regarding Forward Looking Statements
Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "possible," "if," "will," "expect" and "assuming" and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on March 13, 2019 and subsequently filed quarterly reports on Form 10-Q. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.